Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 16 day of September, 2019.

BETWEEN:

ZOMEDICA PHARMACEUTICALS INC., a body corporate duly incorporated pursuant to the laws of the State of Delaware and having an office in the City of Ann Arbor, Michigan (hereinafter referred to as the "Corporation")

- and –

STEPHANIE MORLEY, an individual residing in [**] (hereinafter referred to as the "Executive")

ARTICLE 1
INTERPRETATION

1.1	The phrase "this Agreement" shall include all terms and provisions of this agreement in writing between the parties hereto, including the recitals.

1.2	Wherever in this Agreement the masculine, feminine or neuter gender is used, it shall be construed as including all genders, as the context so requires; and wherever the singular number is used, it shall be deemed to include the plural and vice versa, where the context so requires.

1.3	Time shall in all respects be of the essence of this Agreement.

1.4	The Executive was previously employed as Chief Operating Officer and Vice President, Product Development of the Corporation and previously entered into an employment agreement dated on or about July 1, 2017 (the "Prior Employment Agreement") and such Prior Employment Agreement is hereby terminated and substituted by this Agreement.

1.5	The division of this Agreement into Articles, Sections and subsections or any other divisions and the inclusion of headings are for convenience only and shall not affect the construction or interpretation of all or any part hereof.

1.6	Each party's rights may be exercised concurrently or separately and the exercise of any one remedy shall not be deemed an exclusive election of such remedy or preclude the exercise of any other remedy.

ARTICLE 2
TERM OF AGREEMENT

2.1	The term of this Agreement (the "Term") will begin on the date first written above (the "Effective Date") and continue for three (3) years, unless terminated prior to then in accordance with this Agreement. This Agreement shall automatically be extended from year to year, in one (1) year terms, unless either party elects not to extend this Agreement by providing written notice of such non-extension to the other party at least ninety (90) days prior to the end of any current Term.

ARTICLE 3
EMPLOYMENT OF THE EXECUTIVE

3.1	The Corporation wishes to employ at the Effective Date the Executive as President and COO ("Chief Operations Officer") and the Executive wishes to be employed at the Effective Date by the Corporation on the terms and conditions set forth herein.

3.2	The Executive shall report directly to the Corporation's Chief Executive Officer (the "CEO").

ARTICLE 4
PERFORMANCE OF DUTIES

4.1	The Executive agrees to devote her business time, attention, skill and efforts to the faithful performance and discharge of her duties and responsibilities as President and Chief Operations Officer of the Corporation in conformity with professional standards, in a prudent and workmanlike manner and in a manner consistent with the obligations imposed under applicable law. The Executive shall promote the interests of the Corporation and each other corporation or other organization which is controlled directly or indirectly by the Corporation and/or the Parent (as hereinafter defined) (each an "Affiliate" and collectively the "Affiliates") in carrying out the Executive's duties and responsibilities and shall not deliberately and knowingly take any action, or fail to take any action which failure could, or reasonably be expected to, have a material and adverse effect on the business of the Corporation or any of its Affiliates.

4.2	The Executive discloses, represents and affirms that she has no obligation toward any person or entity, including former employers, that would be incompatible with this Agreement or that could create an impediment to or conflict of interest with the performance of her duties with the Corporation and its affiliates.

4.3	The Executive shall be appointed as President and Chief Operations Officer of the Corporation's parent company, Zomedica Pharmaceuticals Corp. (the "Parent"), an Alberta incorporated public company whose common shares are listed and posted for trading on the TSX Venture Exchange. The Executive shall receive no compensation for her services under this Section 4.3 in addition to her compensation otherwise payable under this Agreement.

4.4	The Corporation and the Executive agree that the Executive may continue to sit upon the board of directors of any corporations or organizations on which she serves on the Effective Date as long as the CEO and the Executive mutually agree that her membership on any such board of directors does not unreasonably interfere with the performance of Executive's duties and responsibilities under this Agreement and, solely with the prior written authorization of the CEO, the Executive may serve on any other board of directors.

ARTICLE 5
COMPENSATION

5.1	Annual Base Salary. The Corporation shall pay the Executive a base annual salary (the "Base Salary") which initially shall be TWO HUNDRED AND TWENTY-FIVE THOUSAND DOLLARS US (US$225,000), subject to applicable taxable withholding and deductions and payable in accordance with the Corporation's standard payroll practice for executive officers. The Base Salary shall be reviewed annually by the Board or a committee of the Board and may be increased in accordance with the Corporation's compensation policy.

5.2	Quarterly Cash Bonus. The Executive shall be eligible to earn a quarterly cash bonus (the "Quarterly Bonus"). Such Quarterly Bonus will be calculated upon the achievement of performance objectives that will be established by the Board (as recommended by the Corporation's Compensation Committee) within thirty (30) days prior to the beginning of a fiscal year. The granting of a Quarterly Bonus is also based on the business performance of the Corporation and subject to approval by the Board. The Quarterly Bonus, if any, payable for any calendar year shall be paid no later than 30 days following each Quarter. Finally, if the Executive's employment terminates (other than for Cause) on or after July 1 of a calendar year, she shall be entitled to the payment of a pro rata part of any Quarterly Bonus, which would have been payable if she had continued to be employed by the Corporation through the end of such calendar year.

5.3	Monthly Allowance. The Corporation shall provide the Executive a monthly allowance in the amount of TWO THOUSAND DOLLARS US (US$2,000), which shall be paid as an allowance in respect of the following items: (i) vehicle; and (ii) tax preparation. The foregoing amount shall be allocated among the foregoing items in such manner as the Executive determines, subject to the approval of the CEO (acting reasonably).

5.4	Business Expenses. The Corporation shall reimburse the Executive, upon presentation of valid receipts or vouchers, for reasonable entertainment, travel, telephone and other business expenses (including but not limited to expenses incurred in connection with computer repair/maintenance and office materials), incurred on behalf of or at the request of the Corporation or an Affiliate and which are in accordance with the Corporation's policies and rules; provided, however: (a) the amount of such expenses eligible for reimbursement in any calendar year shall not affect the expenses eligible for reimbursement in another calendar year; (b) no right to such reimbursement may be exchanged or liquidated for another benefit or payment; and (c) any reimbursements of such expenses shall be made as soon as practicable under the circumstances, but in any event no later than the end of the calendar year following the calendar year in which the related expenses are incurred by the Executive.

5.5	OTHER BENEFITS. Subject to eligibility requirements and participation rules, the Executive may participate in all of the employee benefit plans maintained by the Corporation and its Affiliates that are available to employees whose principal place of business is the same as the Executive's principal place of business.

ARTICLE 6
VACATION

6.1	The Executive shall be entitled to a paid annual vacation of four (4) weeks in accordance with the Corporation's vacation policy for executives. The Executive agrees that exercise of the vacation benefit shall be prearranged in consultation with the CEO.

ARTICLE 7
STOCK OPTIONS

7.1	Initial Grant: Following the execution of this Agreement, the Executive shall be granted 500,000 options to acquire common shares in the capital of the Parent, with the price and terms of such options to be established by the Board of Directors of the Parent in accordance with the Parent's stock option plan.

7.2	Stock Options. In addition to the Base Salary, Quarterly Bonuses, benefits and other compensation contemplated hereunder, the Executive shall also be eligible to receive future grants of stock options from the Parent, from time to time, to the extent determined by the Board of Directors of the Parent at its sole discretion, which options shall vest in accordance with a schedule to be determined by the Board of Directors of the Parent at its sole discretion, and which shall have an exercise price equal to the market price of the Parent's common shares on the date of grant, or such higher price as may be required by any stock exchange on which the shares of the Parent are listed, or if the Parent is not publicly traded, at such a price as shall be determined by the Board of Directors of the Parent in its sole discretion. In addition to the initial grant of options contemplated in Section 7.1 above, it is further acknowledged and agreed that the Executive shall be entitled to the additional grants of options to acquire common shares in the capital of the Parent in the amount of 500,000 per annum of this Agreement, subject to the satisfaction of certain performance objectives, as established by the CEO and/or the Board of Directors of the Parent at the time of grant of such options. The foregoing future grants of stock options are contingent upon this Agreement being in full force and effect at the scheduled time of such option grants (with no material breaches of this Agreement having occurred). The terms of such future stock option grants shall be determined by the Board of Directors of the Parent at the time of grant and in accordance with the Parent's stock option plan and applicable TSX Venture Exchange rules and policies. Any options granted to the Executive by the Board of Directors of the Corporation, or pursuant to the terms of this Agreement, may be exercised only in accordance with the terms and conditions of the Stock Option Agreement that is entered into in connection therewith.

7.3	Accelerated Vesting. Subject to regulatory approval, the Corporation covenants and agrees that any Stock Option Agreements between the Parent and the Executive shall provide that all stock options held by the Executive, whether vested or unvested, shall immediately vest and be exercisable by the Executive upon a termination by the Corporation without Cause as more specifically provided for in Article 8.2.

7.3	Rules of the Stock Exchanges. The Corporation and the Executive expressly acknowledge and agree that all options to purchase shares of the Parent to which the Executive shall be entitled hereunder, and any changes to such options (including, without limitation, changes provided for in this Agreement), shall be subject to the approval and the regulations, policies and by-laws of each of the stock exchanges on which the common voting shares of the Parent are then listed. The Corporation covenants to use its reasonable commercial efforts to obtain any such approvals and to ensure that all options are in compliance with such regulations, policies and by-laws.

ARTICLE 8
TERMINATION

8.1	AtWill Employment. Nothing in this Agreement shall be construed to alter the atwill employment relationship between the Corporation and the Executive. Subject to the terms set forth in this Agreement, either the Corporation or the Executive may terminate the Executive's employment at any time for any reason, with or without Cause, as defined in Section 8.2 below.

8.2	Termination for Cause. The Executive's employment may be terminated by the Corporation upon simple notice in writing transmitted to the Executive, without the Corporation (or any of its Affiliates) being bound to pay any compensation whatsoever if termination is for any of the following reasons, each of which constitutes cause (hereinafter, "Cause"):

(a)	The Executive is declared bankrupt or insolvent or is placed under protective supervision, which situations the Executive acknowledges to be incompatible with the continuation of her employment.

(b)	The Executive becomes physically or mentally disabled to such an extent as to make him unable to perform the essential functions of her duties normally and adequately for an aggregate of six (6) months during a period of twelve (12) consecutive months. In such a case, the Executive may continue to benefit under shortterm and longterm disability insurance plans, subject to the terms of such plans, if any. The Corporation's ability to terminate the Executive as a result of any disability shall be to the extent permitted by applicable state or federal law.

(c)	The Executive breaches the terms of this Agreement.

(d)	The Executive fundamentally or materially fails to perform her duties as President and Chief Operations Officer of the Corporation.

(e)	There is a conclusive determination that the Executive has committed any fraud, theft, embezzlement or other criminal act of a similar nature.

(f)	The Executive has committed serious misconduct or willful or gross negligence in the performance of her duties.

(g)	The Executive fails or refuses to follow reasonable directives of the CEO.

(h)	The Executive engages in willful or reckless conduct, causing material damage to the Corporation or the Parent (or their Affiliates) or the Corporation's or the Parent's (or their Affiliates') business.

(i)	The Executive misuses or abuses alcohol, drugs or controlled substances.

(j)	The Executive uses or discloses in an unauthorized way the Corporation's or the Parent's (or any of their Affiliates') confidential or trade secret information.

(k)	The Executive conducts himself publicly, by speech or behavior, in such a manner as to cause public embarrassment, scandal or ridicule to the Corporation or the Parent, any of their Affiliates or any of their employees.

Provided, however, no reason set forth in this Section 8.2 shall constitute Cause unless (1) the Executive upon notice is given a reasonable period to effect a cure or a correction; (2) the reason is curable or correctible as determined by the Board; and, (3) the reason clearly and adversely affects the Executive's ability to continue to perform her duties and responsibilities under this Agreement.

8.3	Termination by Death. In the event of the Executive's death during her period of employment, the Corporation's obligation to make payments under this Agreement shall terminate on the date of death, except the Corporation shall pay the Executive's estate or surviving designated beneficiary or beneficiaries, as appropriate, any earned but unpaid salary and bonus and reimburse business expenses incurred but not reimbursed as of her date of death. Vesting of any stock options outstanding on the date of death shall be exercisable only to the extent the Executive's right to exercise was vested on her date of death.

8.4	Voluntary Termination. In the event Executive wishes to resign for any reason, the Executive shall give at least thirty (30) days prior written notice of such resignation. Any such notice shall not relieve either the Executive or the Corporation of their mutual obligations to perform under this Agreement or to relieve the Corporation to compensate the Executive during such notice period for any earned but unpaid salary and bonus and reimburse business expenses incurred but not reimbursed as of her date of termination.

8.5	Termination Without Cause. In the event that the Executive has a "separation from service" within the meaning of a §409A of the US Internal Revenue Code of 1986, as amended (a "Separation from Service") as a result of the Corporation terminating the Executive's employment without Cause at a date that is at following the Effective Date, (1) Executive's right to exercise all then outstanding stock options granted to her shall fully and immediately vest on the effective date of her Separation from Service; (2) the Corporation shall pay to Executive in a lump sum (less applicable tax withholdings) an amount equal to: (i) twelve (12) months Base Salary (paid in accordance with the Corporation's usual payroll procedures); and (ii) any Quarterly Bonus allocable or payable prior to the date of termination.

ARTICLE 9
CONFIDENTIALITY

9.1	The Executive acknowledges that she has received and will receive or conceive, in carrying on or in the course of her work during her employment with the Corporation, confidential information pertaining to the activities, the technologies, the operations and the business, past, present and future, of the Corporation or its affiliates or related or associated companies, which information is not in the public domain. The Executive acknowledges that such confidential information belongs to the Corporation and/or its affiliates and that its disclosure or unauthorized use could be damaging or prejudicial to the Corporation and/or its affiliates and contrary to their best interests.

9.2	Accordingly, the Executive agrees to respect the confidentiality of such information and not to make use of or disclose it to, or to discuss it with, any person, other than in the ordinary course of her duties with the Corporation and its Affiliates, or as required under applicable law, without the explicit prior written authorization of the Corporation.

9.3	This undertaking to respect the confidentiality of such information and not to make use of or disclose or discuss it to or with any person shall survive and continue to have full effect notwithstanding the termination of the Executive's employment with the Corporation, so long as such confidential information does not become public as a result of an act by the Corporation or a third party, which act does not involve the fault of one of its executives.

9.4	The term confidential information includes, among other things:

(a)	products, formulae, processes and composition of products, as well as raw materials and ingredients, of whatever kind, that are used in their manufacture;

(b)	technical knowledge and methods, quality control processes, inspection methods, laboratory and testing methods, information processing programs and systems, manufacturing processes, plans, drawings, tests, test reports and software;

(c)	equipment, machinery, devices, tools, instruments and accessories;

(d)	financial information, production cost data, marketing strategies, raw materials supplies, suppliers, staff and client lists and related information, marketing plans, sales techniques and policies, including pricing policies, sales and distribution data and present and future expansion plans; and

(e)	research, experiments, inventions, discoveries, developments, improvements, ideas, industrial secrets and knowhow.

9.5	The Executive agrees to keep confidential and not disclose to any third party both the existence and the terms of this Agreement, except if disclosure is required by regulation or law. In the event that the Executive is required to disclose the existence or terms of this Agreement pursuant to subpoena or other duly issued court order, Executive shall give prompt notice to the Corporation of such subpoena or court order to allow the Corporation sufficient opportunity to contest such subpoena or court order.

ARTICLE 10
NON-SOLICITATION OF OFFERS

10.1	The Executive shall not compete with the Corporation nor with any of its Affiliates, directly or indirectly. She shall not participate in any capacity whatsoever in a business that would directly or indirectly compete with the Corporation or with any of its Affiliates, including, without limitation, as an executive, director, officer, employer, principal, agent, fiduciary, administrator of another's property, associate, independent contractor, franchisor, franchisee, distributor or consultant unless such participation is fully disclosed to the Board and approved in writing in advance. In addition, the Executive shall not have any interest whatsoever in such an enterprise, including, without limitation, as owner, shareholder, partner, limited partner, lender or silent partner. This noncompetition covenant is limited as follows:

(a)	As to the time period, to the duration of the Executive's employment and for a period of two (2) years following the date of termination of her employment;

(b)	As to the geographical area, the territory in which a specific product had been actively exploited by the Corporation and/or its Affiliates during the twenty-four (24) months preceding the employment termination date;

(c)	As to the nature of the activities, to duties or activities which are identical or substantially similar to those performed or carried on by the Executive at or during the twenty-four (24) months preceding the employment termination date.

10.2	The foregoing stipulation shall nevertheless not prevent the Executive from buying or holding shares or other securities of a corporation or entity other than the Corporation whose securities are publicly traded on a recognized stock exchange where the securities so held by the Executive do not represent more than five percent (5%) of the voting shares of such other corporation or entity and do not allow for its control.

10.3	The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in subsections 10.1(a), (b) and (c), not to solicit clients or do anything whatsoever to induce or to lead any person to end, in whole or in part, business relations with the Corporation or any of its affiliates.

10.4	The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in subsections 10.1(a), (b) and (c), not to induce, attempt to induce or otherwise interfere in the relations which the Corporation or which any of its affiliates has with their distributors, suppliers, representatives, agents and other parties with whom the Corporation or any of its affiliates deals.

10.5	The Executive also undertakes, for the same period and in respect of the same territory referred to in subsections 10.1(a), (b) and (c), not to induce, attempt to induce or otherwise solicit the personnel of the Corporation to leave their employment with the Corporation or any of its Affiliates nor to hire the personnel of the Corporation or any of its Affiliates for any enterprise in which the Executive has an interest.

10.6	The Executive acknowledges that the provisions of this Section 10 are limited as to the time period, the geographic area and the nature of the activities to what the parties deem necessary to protect the legitimate interests of the Corporation and its Affiliates, while allowing the Executive to earn her living.

10.7	Nothing in this Section 10 shall operate to reduce or extinguish the obligations of the Executive arising at law or under this contract which survive at the termination of this Agreement in reason of their nature and, in particular, without limiting the foregoing, the Executive's duty of loyalty and obligation to act faithfully, honestly and ethically.

ARTICLE 11
OWNERSHIP OF INTELLECTUAL PROPERTY

11.1	The Executive hereby assigns and agrees to assign to the Corporation all of her intellectual property rights as of their creation and to make full and prompt disclosure to the Corporation of all information relating to anything made or designed by him or that may be made or designed by him during the period of her employment, whether alone or jointly with other persons, or within a period of two (2) years following the termination of her employment and resulting from or arising out of any work performed by the Executive on behalf of the Corporation (or its affiliates) or connected with any matter relating or possibly relating to any business in which the Corporation or any of its affiliates or related or associated companies is involved unless specifically released from such obligation in writing by the Corporation's Board of Directors.

11.2	In addition, the Executive renounces all moral rights in any document or work realized during the period of her employment related to her employment by the Corporation. The Executive acknowledges that the Corporation has the right to use, modify or reproduce any such document or work realized by the Executive, at its entire discretion, without the Executive's authorization and without her name being mentioned.

11.3	At any time during the period of her employment or after the termination of her employment, the Executive shall sign, acknowledge and deliver, at the Corporation's expense, but without compensation other than a reasonable sum for her time devoted thereto if her employment has then terminated, any document required by the Corporation to give effect to Section 11.1, including patent applications and documents evidencing the assignment of ownership. The Executive shall also provide such other assistance as the Corporation or one of its affiliates may require with respect to any proceeding or litigation relating to the protection or defense of intellectual property rights belonging to the Corporation or any of its affiliates. The entirety of this Section 11 shall be binding on the Executive's assignees and legal representatives.

ARTICLE 12
OWNERSHIP OF FILES AND OTHER PROPERTY

12.1	Any property of the Corporation, including any file, sketch, drawing, letter, report, memorandum or other document, any equipment, machinery, tool, instrument or other device, any diskette, recording tape, compact disc, software, electronic communication device or any other property, which comes into the Executive's control or possession during her employment with the Corporation in the performance or in the course of her duties, regardless of whether she has participated in its preparation or design, how it may have come under her control or into her possession and whether it is an original or a copy, shall at all times remain the property of the Corporation and, upon the termination of the Executive's employment, shall promptly be returned to the Corporation or its designated representative.. The Executive may not keep a copy or give one to a third party without the prior expressly written permission of the Corporation.

ARTICLE 13
ENTIRE AGREEMENT AND TERMINATION OF PRIOR CONTRACTS

13.1	This Agreement contains the entire understanding of the parties with respect to the matters contained or referred to herein. There are no promises, covenants or undertakings by either party hereto to the other, other than those expressly set forth herein. This Agreement supersedes and replaces any earlier agreement, whether oral or in writing or partly oral and partly in writing, between the parties hereto (including but not limited to the Prior Employment Agreement), or between any party hereto and the corporate representative of any other party hereto, respecting the provision of services by the Executive to the Corporation.

ARTICLE 14
AMENDMENT OF THE AGREEMENT

14.1	To be valid and enforceable, any amendment to this Agreement must be confirmed in writing by each of the Corporation and the Executive.

ARTICLE 15
NOTICES

15.1	Any notice given hereunder shall be given in writing and sent by registered or certified mail or handdelivered. If such notice is sent by registered or certified mail, it shall be deemed to have been received five (5) business days following the date of its mailing if the postal services are working normally. If such is not the case, the notice must be handdelivered or served by bailiff, at the discretion of the sender. In the case of handdelivery or service, the notice shall be deemed to have been received the same day. It is agreed that if the delivery date is a non business day, the notice shall be deemed to have been received on the following business day.

15.2	For purposes of mailed or handdelivered notices to be effectively delivered under this provision, the notices must be addressed as follows:

(a)	For the Corporation: 1250, 639 – 5th Avenue S.W., Calgary, Alberta T2P 0M9.

(b)	For the Executive: [**]

ARTICLE 16
INDEMNITY AND INSURANCE

16.1	The Corporation covenants, both during and after the Executive's term of service, to indemnify and hold harmless the Executive and her legal representatives, to the maximum extent permitted by Delaware law (provided that the Executive acted honestly and in good faith with a view to the best interests of the Corporation and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the Executive had reasonable grounds for believing that her conduct was lawful), from and against:

(a)	all costs, charges, liabilities and expenses whatsoever that the Executive may sustain or incur in or about or in relation to any action, suit or proceeding that is brought, commenced or prosecuted against the Executive for or in respect of any act, deed, matter or thing whatever made, done or permitted or not made, done or permitted by the Executive in or about the execution of her duties as a director or officer of the Corporation or its subsidiaries; and

(b)	all other costs, charges, liabilities and expenses that the Executive may sustain or incur (including, without limitation, all income tax, sales tax and excise tax liabilities resulting from any payment made pursuant to this indemnity) in or about or in relation to the affairs of the Corporation or its subsidiaries or her position as a director or officer of the Corporation or its subsidiaries.

16.2	The Corporation further agrees that any costs, charges and expenses referred to in paragraph 16.1(a) above shall be paid in advance of the final disposition of any such action or proceeding upon receipt by the Corporation of a written undertaking by the Executive to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified in accordance with the terms and conditions of this Indemnity and Delaware law.

16.3	The Corporation further agrees, both during and after the Executive's term of service, to use its reasonable best efforts to obtain any approval or approvals necessary for such indemnification and to co-operate with the Executive and to provide the Executive with access to any evidence which the Corporation may have or control, which would enable the Executive to make application or obtain any approval or approvals necessary for such indemnification.

ARTICLE 17
SUCCESSORS

17.1	This Agreement shall be binding on the successors, assignees and legal representatives of all of the parties hereto.

ARTICLE 18
JURISDICTION

18.1	This Agreement shall be governed by and interpreted in accordance with the laws, including conflicts of laws, by the State of Delaware in the United States of America. Each of the parties hereby irrevocably attorns to the jurisdiction of the Courts of the State of Delaware with respect to any matters arising out of this Agreement.

ARTICLE 19
SEVERABILITY

19.1	If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement, which can be given effect without the invalid provisions or applications and, to this end, the provisions of this Agreement are declared to be severable.

ARTICLE 20
MEDIATION

20.1	The Corporation and the Executive hereby expressly agree that with respect to any dispute arising under this Agreement, such dispute shall be resolved through binding mediation. Any such mediation shall: (1) take place at a location mutually agreed upon by the Corporation and the Executive; and (2) be conducted by a recognized panel of three professional mediators or which can be comprised of three experienced business experts from the pharmaceutical or biotechnical industry mutually agreed upon by the Corporation and the Executive. With respect to any such mediation panel, one mediator shall be selected by the Corporation, one mediator shall be selected by the Executive, and one mediator shall be selected by mutual agreement between the Corporation and the Executive. Each of the parties hereto shall bear their own, respective costs of such mediation.

ARTICLE 21
LANGUAGE

21.1	All of the parties hereto expressly agree that this Agreement be drafted, read and interpreted in the English language.

ARTICLE 22
GENERAL

22.1	This Agreement and the obligations of the Executive hereunder shall not be assigned by either party hereto, in whole or in part, without the prior consent of the other party hereto, which consent may be withheld for any reason.

22.2	Each party shall do and perform all such acts and things and execute and deliver all such instruments and documents and writings and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

22.3	The Executive agrees that after termination of employment hereunder for any reason whatsoever, she will tender her resignation from any position she may hold as an officer or director of the Corporation, the Parent or their Affiliates.

22.4	This Agreement shall enure to the benefit of and be binding upon the Executive and her executors and administrators and upon the Corporation and its successors and assigns.

22.5	Neither party can waive or shall be deemed to have waived any right it has under this Agreement (including any waiver under this section) except to the extent that such waiver is in writing.

22.6	The Corporation agrees to co-operate with the Executive, to the extent permitted by applicable tax laws, so as to permit the Executive to consider payments hereunder on termination of employment to be retirement benefits.

ARTICLE 23
COUNTERPARTS

23.1	This Agreement may be executed in counterparts, each of which shall be deemed one and the same Agreement.

[Reminder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date and year first above written.

ZOMEDICA PHARMACEUTICALS CORP.

	Per:	/s/ Gerald Solensky Jr.
Gerald Solensky Jr.
Chairman, CEO

/s/ David Stowell		/s/ Stephanie Morley
Witness		STEPHANIE MORLEY
Name: David Stowell

18683 Bearpath Trail

Eden Prairie, MN 55347

Telephone (612) 202-7026

rcohen@zomedica.com

Robert Cohen

Chief Executive Officer

December 15, 2020

Ms. Stephanie Morley

[**]

Dear Stephanie:

Effective January 1, 2021, the Executive Employment Agreement dated September 16, 2019 between you and Zomedica Pharmaceuticals Inc. will be amended as follows:

  Section 5.2 shall be removed in its entirety and replaced with the following:

“5.2 Annual Cash Bonus. The Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) in the amount of $60,000. Such Annual Bonus will be calculated upon the achievement of objectives that will be established by the Chief Executive Officer prior to the beginning of each calendar year. The Annual Bonus, if any, payable for any calendar year shall be paid no later than thirty (30) days following the conclusion of the calendar year for which it was earned. If the Executive has a Termination Without Cause (as that term is used in Section 8.5 hereinbelow) on or after July 1st of any calendar year, she shall be entitled to the payment (less applicable tax withholdings) of a pro rata part of any Annual Bonus that would have been payable if she had continued to be employed by the Corporation through the end of such calendar year. Such payment shall be made no later than thirty (30) days following the conclusion of the calendar year during which the Executive was terminated by the Corporation.”

  The second sentence of Section 7.2 shall be removed in its entirety.

  The words “; and (ii) any Quarterly Bonus allocable or payable prior to the date of termination” shall be removed from the end of Section 8.5.

  A new Section 3.3 shall be added as follows:

“3.3 New Title. Effective August 17, 2020, the Executive’s title shall be changed to President and Chief Medical Officer.”

Best regards,

/s/ Robert Cohen

Robert Cohen

AGREED TO AND ACCEPTED BY:

/s/ Stephanie Morley_______________

Stephanie Morley

December 23,2020_________________

Date